UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
December 31, 2009
Date of report (Date of earliest event reported)
IMAX Corporation
(Exact Name of Registrant as Specified in Its Charter)

Canada	0-24216	98-0140269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1
(Address of Principal Executive Offices) (Postal Code)
(905) 403-6500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 31, 2009, IMAX Corporation (the “Company”) entered into an amendment to the employment agreement with Robert D. Lister, the Company’s Senior Executive Vice President and General Counsel, under which Mr. Lister’s employment term was extended until January 1, 2013. The amendment provided for an annual salary of $464,622, effective January 1, 2010 and an annual salary of $487,853, effective January 1, 2011. Mr. Lister’s salary is subject to review in 2012. Pursuant to the amendment, on December 31, 2009, Mr. Lister was granted 180,000 options to purchase common shares of the Company in accordance with the Company’s Stock Option Plan, which options vest as to 10% on the first anniversary of the grant date, 15% on the second anniversary of the grant date, 20% on the third anniversary of the grant date, 25% on the fourth anniversary of the grant date and 30% on the fifth anniversary of the grant date. The options expire on December 31, 2016, and vesting accelerates on a change of control of the Company. The agreement further provides that Mr. Lister is entitled to participate in the Management Bonus Plan with a target annual performance bonus of 37.5%, 38.75% and 40% of his base salary for 2010, 2011 and 2012 respectively. The restrictive covenants of Mr. Lister’s existing employment agreements, including non-competition provisions, as well as other provisions not modified by the amendment, remain in force. Mr. Lister’s previous employment agreement terminated on January 1, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAX Corporation (Registrant)
Date: January 5, 2010	By:	“Gary Moss”
		Name:	Gary Moss
Chief Operating Officer

	By:	“G. Mary Ruby”
		Name:	G. Mary Ruby
Corporate Secretary